                                                                     EXHIBIT 2.2


                                Lynne M. Geyser
                                Attorney at Law


                                                                   P.O. Box 4715
                                                     San Clemente, Ca 92674-4715
                                                              Phone 949-498-8061
                                                   24 Hour Phone 1-500-488-Legal
                                                                Fax 949-498-7772

    November 23, 1998                        VIA FAX: (806) 747-0514

    Patrick C. Simek, Esq.
    1812 Broadway
    Lubbock, TX 79401

    Re: Millennia Purchase - Quaker Car Wash, Inc.
        ------------------------------------------

    Dear Patrick:

    It is my understanding that you and Reed Fisher discussed an extension of the escrow this morning. As you know, Millennia Car Wash, LLC ("Millennia") has the absolute right to cancel the Purchase and Sale escrow and receive a return of the Millennia monies held therein. As you also know, Millennia prefers not to cancel the escrow. Therefore, Millennia hereby notifies you that Millennia will refrain from exercising its right to cancel and demand return of its monies today, specifically conditioned on your agreement to
    (i) extend the date in BPI Item 21 - Days From Opening (Earliest Date On Which Buyer's Deposit Becomes Non-Refundable) to December 29, 1998 and (ii) extend the date in BPI Item 24 - Date for Close of Escrow - to not later than March 2, 1999.

    In order to accept this offer to refrain from canceling escrow immediately, Seller must indicate its acceptance by signing below. Further, a copy of this signed letter must be returned by FAX to me at 949-498-7772 and to Millennia at 760-635-0578 today, and the original sent via FedEx or other expedited service for delivery tomorrow, if possible, otherwise the following day. The FedEx should be sent to the Millennia offices at 511 Encinitas Blvd., Suite 100, Encinitas, CA 92024, Attention: Carrie Tonini. In the absence of Seller's agreement and receipt of evidence thereof, this letter shall serve as notification that the escrow is canceled. I will be out of my office tomorrow, making time extremely short. If any signature lines have been overlooked, please add a signature sheet as necessary.

    Except as stated above, Millennia is not waiving, relinquishing, or modifying any rights or privileges whatsoever.

    As Reed has already told you, if you desire more information concerning the proposed extension, Stephen Prior is at the Millennia offices (phone 760-635-0492) today and should be able to assist you.
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    Patrick Simek, Esq.
    November 23, 1998
    Page 2



    All of us at Millennia have enjoyed working with you and we are very pleased that your preference as well as ours, is that the escrow be amended as stated above. Thank you for your consideration in this matter.

    Very truly yours,



    /s/ Lynne M. Geyser
    Lynne M. Geyser
    Senior General Counsel
    Millennia Car Wash, LLC


    APPROVED AND ACCEPTED:
    Quaker Car Wash, Inc.
    a Texas corporation "Seller"



    By:  /s/ Patrick C. Simek
       -----------------------------
         Patrick C. Simek
         President



    Millennia Car Wash, LLC
    a Delaware limited liability company "Buyer"



    by: /s/ Russell B. Geyser
       -----------------------------
         Russell B. Geyser
         Chairman and CEO